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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                             Workstream Inc. (WSTM)
              -----------------------------------------------------
                                (Name of Issuer)

                                Common (Class A)
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    981402100
              -----------------------------------------------------
                                 (CUSIP Number)

                                12/26/08-01/03/09
              -----------------------------------------------------
             (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No. 981402100                     13G                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON

          Charles H. Finnie
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

          Personal funds
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------

      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 5,171,184
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                0
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               5,171,184
                       ---------------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  0

--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,171,184
--------------------------------------------------------------------------------
   12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

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CUSIP No. 981402100                     13G                    Page 3 of 6 Pages


ITEM 1.
         (a) Name of Issuer: Workstream Inc.

         (b) Address of Issuer's Principal Executive Offices:

         495 March Road
         Suite 300
         Ottawa, ON K2K 3G1
         Canada

ITEM 2.
         (a) Name of Person Filing: Charles H. Finnie
         (b) Address of Principal Business Office, or if None, Residence:

         128 Alvarado Rd.
         Berkeley, CA 94705
         U.S.A.

         (c) Citizenship: U.S.


         (d) Title of Class of Securities: Common ("A")

         (e) CUSIP Number:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


               (a)        [_]      Broker or dealer registered under Section
                                   15 of the Act (15 U.S.C. 78o).

               (b)        [_]      Bank as defined in Section 3(a)(6) of the
                                   Act (15 U.S.C. 78c).

               (c)        [_]      Insurance company as defined in Section
                                   3(a)(19) of the Act (15 U.S.C. 78c).

               (d)        [_]      Investment company registered under
                                   Section 8 of the Investment Company Act of
                                   1940 (15 U.S.C. 80a-8).

               (e)        [_]      An investment adviser in accordance with
                                   ss.240.13d-1(b)(1)(ii)(E);

               (f)        [_]      An employee benefit plan or endowment
                                   fund in accordance with
                                   ss.240.13d-1(b)(1)(ii)(F);

               (g)        [_]      A parent holding company or control
                                   person in accordance with
                                   ss.240.13d-1(b)(1)(ii)(G);
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CUSIP No. 981402100                     13G                    Page 4 of 6 Pages


               (h)        [_]      A savings associations as defined in
                                   Section 3(b) of the Federal Deposit
                                   Insurance Act (12 U.S.C. 1813);

               (i)        [_]      A church plan that is excluded from the
                                   definition of an investment company under
                                   section 3(c)(14) of the Investment Company
                                   Act of 1940 (15 U.S.C. 80a-3);

               (j)        [_]      Group, in accordance with
                                   ss.240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 5,171,184 common shares

         (b) Percent of class: 9.2%

         (c) Number of shares as to which such person has: 5,171,184

         (i) Sole power to vote or to direct the vote yes

         (ii) Shared power to vote or to direct the vote

         (iii) Sole power to dispose or to direct the disposition of yes

         (iv) Shared power to dispose or to direct the disposition of

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

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CUSIP No. 981402100                     13G                    Page 5 of 6 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION: Dissolution of a group requires a response to this ITEM.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

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CUSIP No. 981402100                     13G                    Page 6 of 6 Pages

ITEM 10. CERTIFICATIONS.

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     3/20/09
                        --------------------------------
                                     (Date)


                             /s/ Charles H. Finnie
                        --------------------------------
                                   (Signature)


                                Charles H. Finnie
                        --------------------------------
                                  (Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)